BACKSTOP AGREEMENT

This BACKSTOP AGREEMENT dated as of September 14, 2010 (this “Agreement”) is by and between China New Energy Group Company, a Delaware corporation (the “Company”), and China Hand Fund I, LLC, a Delaware limited liability company (the “Investor”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

BACKGROUND

WHEREAS, the Company is entering into that certain Series C and Series D Convertible Preferred Stock Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and between the Company and the Investor for the purpose of raising capital to finance its acquisition of Beijing Century Dadi Gas Engineering Co., Ltd., and/or its affiliated companies, each a limited liability company organized under the PRC laws (“Dadi”);

WHEREAS, in order to complete the acquisition of 70% of Dadi, the Company intends to raise additional capital in the total amount of $20,100,000 through offer and sale of its securities to investors (the “Additional Offering”);

WHEREAS, the Company desires that the Investor provide, and the Investor has agreed to provide, a Backstop Commitment (as defined below) to the Additional Offering, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1       Backstop Commitment.

(a)   On or before April 15, 2011 (the “Backstop Closing Date”), Investor shall purchase from the Company, and the Company shall issue and sell to Investor a number of shares (the “Backstop Commitment”) of its common stock, par value $.001 per share (the “Common Stock”), determined by dividing (x) $20,100,000 minus all amounts raised by the sale of securities in the Additional Offering to investors other than the Investor or its assignees (the “Backstop Investor(s)”) by (y) $0.14179. As soon as practicable (but not more than four (4) days) after the completion of the Additional Offering, the Company shall deliver to Backstop Investor(s) a notice (the “Subscription Notice”) setting forth the dollar amount subscribed for in the Additional Offering and, accordingly, the number of shares of Common Stock to be acquired by the Backstop Investor(s) pursuant to the Backstop Commitment. The shares acquired by the Backstop Investor(s) pursuant to the Backstop Commitment are referred to as the “Backstop Shares.” The Backstop Investor(s) shall have ten (10) days after receipt of the Subscription Notice to fund the purchase of the Backstop Shares.

(b)   The Backstop Commitment shall be subject to the terms and conditions substantially similar to those set forth in the Purchase Agreement and the purchase of the Backstop Shares shall be memorialized in a respective securities purchase agreement (the “Backstop Purchase Agreement”).

(c)    If the Company, at any time before the Backstop Closing Date, shall (a) subdivide outstanding shares of Common Stock into a larger number of shares, or (b) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the number of Backstop Shares issuable to the Backstop Investor(s) pursuant to this Agreement shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 1(c) shall become effective immediately after the effective date of a subdivision or combination.

(d)    On the terms and subject to the conditions set forth in this Agreement, the closing of the Backstop Commitment (the “Backstop Closing”) shall occur on or before the Backstop Closing Date, at 10:00 a.m. (New York time) at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022 or such other place, time and date as shall be agreed between the Company and Backstop Investor(s).

(e)    At the Backstop Closing (i) the Company shall deliver to the Backstop Investor(s) evidence of the issuance of the Backstop Shares, in the name of the Backstop Investor(s) against payment by or on behalf of Investor of the purchase price therefor by wire transfer of immediately available funds to the account designated by the Company in writing, (ii) the Company shall deliver all other documents and certificates required to be delivered to the Backstop Investor(s) pursuant to the Backstop Purchase Agreement, and (iii) the Backstop Investor(s) shall deliver all documents and certificates required to be delivered to the Company pursuant to the Backstop Purchase Agreement.

Section 2       Termination of this Agreement.

(a)    The Backstop Investor(s) shall have the right to terminate this Agreement by giving notice to the Company as hereinafter specified at any time at or prior to the Backstop Closing Date, if (i) the Company or Dadi has suffered a Material Adverse Effect, as defined below, or trading in securities generally on the NASDAQ Global Market, New York Stock Exchange or NYSE Amex shall have been suspended, (ii) a banking moratorium shall have been declared by federal, state or the PRC authorities, (iii) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or the PRC, any declaration by the United States or the PRC of a national emergency or war, any change in financial markets, any substantial change or development involving a prospective substantial change in United States, the PRC or other international political, financial or economic conditions or any other calamity or crisis, or (iv) the Company suffers any loss by strike, fire, flood, earthquake, accident or other calamity, whether or not covered by insurance, the effect of which, in each case described in this subsection (a), in the Backstop Investor(s)’ reasonable judgment is material and adverse and makes it impractical or inadvisable to proceed with the purchase of the Backstop Shares.  Any such termination shall be without liability of any party to any other party.

For the purposes of this Agreement, “Material Adverse Effect” means any change or effect which, individually or in the aggregate with all other such changes and effects, is materially adverse to the business or to the condition (financial or otherwise), assets, operations, financial condition, results of operations or prospects of the Company, taken as a whole, including Dadi (the “Company Condition”), or that would materially and adversely effect the ability of the Company, taken as a whole, including Dadi, to conduct its business as regularly conducted.

(b)    If a Backstop Investor elects to terminate this Agreement as provided in this Section, the Company shall be notified promptly by such Backstop Investor by telephone, confirmed by letter and this Agreement shall only be terminated as to the Backstop Commitment of that Backstop Investor, but not others.

 Section 3     Miscellaneous.

(a)    Successors and Assigns.  Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of Law or otherwise, by any party without the express written consent of the other party hereto and any such attempted assignment shall be void and unenforceable.  Notwithstanding the foregoing, Investor may transfer or assign this Agreement or any right or obligation hereunder to an Affiliate or Vicis Capital Master Fund (“Vicis”) or any of its Affiliates, which shall not be deemed an Affiliate of China Hand solely by virtue of this Section 3(a) and Vicis may assign its rights to any of its affiliates, at any time prior to or after the Closing.  This Agreement and the rights and obligations hereunder shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or assignees, and no other person shall acquire or have any rights under or by virtue of this Agreement.

(b)    Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier services, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

China New Energy Group Company
Block B1, 18/F, No. 85, Nanjing Road
Tianjin Emperor Place

Heping District, Tianjin 300040
People's Republic of China
Attn: Y.K. Chong, CEO
Tel. No.: (86 22) 2321 0508
Fax No.: _______________________
Email: ykchong@cner.com

With a copy to (which shall not constitute notice):

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022, USA
Attn: Darren L. Ofsink, Esq.
Tel.: (212) 371-8008
Fax No.; (212) 688-7273
Email: dofsink@golawintl.com

If to the Investor:

China Hand Fund I, LLC
558 Lime Rock Road
Lakeville, CT  06039
Attn: Mary Fellows
Tel. No.: 860-435-7000
Fax No.: 860-435-6540
Email: mfellows@kuhnsbrothers.com

(c)    Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(d)    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rule of conflict of laws. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New York County, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the New York County, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other parties for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(f)     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

(g)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law.

(h)    Expenses and Fees.  Each party shall bear its own fees and expenses incurred with respect to this Agreement.  There shall be no backstop fee or commitment fee payable to the Investor by the Company under this Agreement.

(h)    Specific Performance. Each of the Company and Investor acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance of their rights under this Agreement, provided that such party is not in material default hereunder. The Company and Investor agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement, including the right to seek damages for a breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:

CHINA NEW ENERGY GROUP
COMPANY

By:	/s/ Yang Kan Chong
Name: Yang Kan Chong
Title: Chief Executive Officer

THE INVESTOR:

CHINA HAND FUND I, LLC

By:	/s/ Authorized Signatory
Name:
Title: